ANGEL OAK FUNDS TRUST

INVESTMENT SUBADVISORY AGREEMENT

for the

SERIES LISTED ON SCHEDULE A

This Investment Subadvisory Agreement (the “Agreement”) is made as of July 10, 2018, by and between Angel Oak Capital Advisors, LLC (the “Adviser”) and Parks Capital Management, LLC (the “Subadviser”).

WHEREAS, pursuant to an Investment Advisory Agreement dated as of October 16, 2014 (as amended from time to time, the “Advisory Agreement”), the Adviser serves as investment adviser to Angel Oak Funds Trust, a Delaware statutory trust and an open end management investment company (the “Trust”), which has filed a registration statement (the “Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933; and

WHEREAS, the Trust is comprised of several separate investment series, including those series listed on Schedule A of this Agreement (each a “Fund”); and

WHEREAS, the Adviser and the Subadviser are each registered as investment advisers with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Advisory Agreement permits the Adviser to delegate certain of its investment advisory duties under the Advisory Agreement to one or more subadvisers; and

WHEREAS, the Adviser desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser experienced in the management of a portfolio of securities to assist the Adviser in performing services for each Fund; and

WHEREAS, the Subadviser represents that it has the legal power and authority to perform the services contemplated hereunder without violation of applicable law, including the Advisers Act, and desires to provide such services to the Adviser; and

WHEREAS, the Trust and each Fund are intended to be third party beneficiaries of the arrangements described herein;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1. Appointment of the Subadviser. The Adviser hereby appoints the Subadviser to provide a continuous discretionary investment program for that portion of each Fund designated by the Adviser as assigned to the Subadviser (each a “'Segment” of the respective Fund), subject to such written instructions and supervision as the Adviser may from time to time furnish. The Subadviser hereby accepts such appointment and agrees to render the services and to assume the obligations herein set forth for the compensation herein provided. The Subadviser will provide the services under this Agreement with respect to each Segment in accordance with the respective Fund’s investment objective, policies and applicable restrictions as stated in such Fund’s most recent Prospectus and Statement of Additional Information which will be provided by the Adviser and as the same may, from time to time, be supplemented or amended and in resolutions of the Trust’s Board of Trustees. The Adviser agrees to furnish to the Subadviser, from time to time, copies of all Prospectuses and Statements of Additional Information and of all amendments of, or supplements to, such Prospectuses and Statements of Additional Information and of all resolutions of the Trust’s Board of Trustees applicable to the Subadviser’s services hereunder and agrees that the Subadviser shall not be responsible for complying with such documents and/or instructions unless and until such documents and/or instructions have been provided to the Subadviser. The Subadviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Adviser, the Funds or the Trust in any way.

2. Subadvisory Services. Subject to such written instructions and supervision as the Adviser shall from time to time furnish and consistent with a Fund’s investment objective, policies and applicable restrictions as stated in such Fund’s most recent Prospectus and Statement of Additional Information, the Subadviser will provide an investment program for the Segment, including investment research and management with respect to securities and investments, including cash and cash equivalents in the Segment, with full discretion to determine from time to time what securities and other investments will be purchased, retained or sold by and within the Segment. The Subadviser will exercise full discretion to implement such determinations through the placement, on behalf of each Fund, of orders for the execution of portfolio transactions through such brokers or dealers as it may select. The Subadviser may utilize the personnel of its affiliates to assist it with providing its services under this Agreement, provided that Subadviser: will remain solely responsible for the provision of services under this Agreement; will supervise the personnel of its affiliates and subject them to its Code of Ethics; and represents that it will satisfy the conditions adopted by the SEC staff with respect to utilizing personnel of affiliates.

ln fulfilling its responsibilities hereunder, the Subadviser agrees that it will, with respect to each Fund:

a.	use reasonable care and act in a manner consistent with applicable national, federal and state laws and regulations in rendering the services it agrees to provide under this Agreement;

b.
conform with all applicable rules and regulations of the SEC and, in addition, will conduct its activities under this Agreement in accordance with any applicable regulations of any government authority pertaining to the investment advisory activities of the Subadviser and shall furnish such written reports or other documents substantiating such compliance as the Adviser reasonably may request from time to time;

c.	not make loans to any person to purchase or carry shares of beneficial interest in the Trust or make loans to the Trust;

d.
place orders pursuant to investment determinations for the Fund either directly with the issuer or with an underwriter, market maker or broker or dealer. In placing orders, the Subadviser will use its commercially reasonable best efforts to seek best execution of such orders, having regard to all factors it considers relevant. Consistent with this obligation, the Subadviser may, to the extent permitted by law, effect portfolio securities transactions through brokers and dealers who provide brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to or for the benefit of the Fund and/or other accounts over which the Subadviser exercises investment discretion. Subject to the review of the Trust’s Board of Trustees from time to time with respect to the extent and continuation of the policy, the Subadviser is authorized to cause the Fund to pay a broker or dealer who provides such brokerage and research services a commission for effecting a securities transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Subadviser with respect to the accounts as to which it exercises investment discretion. The Trust or the Adviser may, from time to time in writing, direct the Subadviser to place orders through one or more brokers or dealers and, thereafter, the Subadviser will have no responsibility for ensuring best execution with respect to such orders. In no instance will portfolio securities be purchased from or sold to the Subadviser or any affiliated person of the Subadviser as principal except as may be permitted by the 1940 Act or an exemption therefrom. If the Subadviser determines in good faith that the transaction is in the best interest of each client, securities may be purchased on behalf of the Fund from, or sold on behalf of the Fund to, another client of the Subadviser, subject to the Trust’s policies and procedures (as provided to the Subadviser from time to time) and applicable laws and regulations;

e.
maintain all necessary or appropriate records with respect to the Fund’s securities transactions for the Segment in accordance with all applicable laws, rules and regulations, including but not limited to Section 3l(a) of the 1940 Act, and will furnish the Trust’s Board of Trustees and the Adviser such periodic and special reports as the Trust’s Board of Trustees and Adviser reasonably may request;

f.
treat confidentially and as proprietary information of the Adviser and the Trust all records and other information relative to the Adviser and the Trust and prior, present, or potential shareholders, and will not use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except that the Subadviser may divulge such information to its independent auditors and attorneys that are bound by similar obligations of confidentiality, and, subject to prompt notification to the Trust and the Adviser (if permitted by law), to regulatory authorities to the extent such disclosure is required by applicable laws, or when so requested by the Adviser and the Trust; provided, however, that nothing contained herein shall prohibit the Subadviser from (1) advertising or soliciting the public generally with respect to other products or services, regardless of whether such advertisement or solicitation may include prior, present or potential shareholders of the Fund, (2) including the Adviser and Trust on its general list of disclosable clients or (3) utilizing the track record generated by Subadviser with respect to a Fund;

g.
in conducting its fiduciary functions, Subadviser will exercise independence with respect to investment decisions, in that it will not inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Fund’s account are customers of the Adviser, other subadvisers, the Subadviser or of their respective parents, subsidiaries or affiliates. If dealing with such customers of the Adviser or its other subadvisers, if any, the Subadviser and its subsidiaries and affiliates will not inquire or take into consideration whether securities of those customers are held by the Trust except if relevant to the Fund’s investment policies and restrictions;

h.
to the extent reasonably requested by the Trust, the Subadviser will use its reasonable best efforts to assist the Chief Compliance Officer of the Trust in respect of Rule 38a-1 under the 1940 Act upon request including, without limitation, providing the Chief Compliance Officer of the Trust with (i) copies of the compliance policies and procedures of the Subadviser, (ii) a compliance report concerning the Subadviser’s compliance program in connection with the annual review thereof by the Trust required under Rule 38a-1 and (iii) upon request, a certificate of the chief compliance officer of the Subadviser to the effect that the policies and procedures of the Subadviser are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1);

i.
vote all proxies for securities held in the Segment in accordance with the Subadviser’s Proxy Voting Policy and maintain records concerning how it has voted such proxies on behalf of the Fund, and those records shall be made available to the Trust upon request for use in connection with the preparation and filing of the Trust’s Form N-PX, provided that the Subadviser will provide the Chief Compliance Officer of the Trust annually with a summary of any material changes to the Subadviser’s Proxy Voting Policy and such reports as the Adviser or the Trust’s Board of Trustees may direct in instances where the Subadviser votes counter to its Proxy Voting Policies. The Subadviser may engage a third party for purposes of providing proxy advisory and/or voting services, The Subadviser is not responsible for making any class action filings on behalf of the Fund or the Trust;

j.
render, upon the reasonable request of the Adviser or the Trust’s Board of Trustees, written reports concerning the investment activities of the Subadviser with respect to the Subadviser’s Segment of the Fund; and

k.
not consult with any other adviser to (i) the Fund, (ii) any other series of the Trust or (iii) any other investment company under common control with the Trust concerning transactions of the Fund in securities or other assets except for purposes of complying with applicable law or regulation. The Adviser shall provide a list of such investment companies to the Subadviser to enable the Subadviser’s compliance with this section, and shall update such list as necessary over time. This shall not be deemed to prohibit the Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. The Adviser shall not be required to provide the Subadviser with sales data for the Fund or for any other series of the Trust.

3. Expenses. During the term of this Agreement, the Subadviser will pay all expenses incurred by it in performing its services under this Agreement. The Subadviser shall not be liable for any expenses of the Adviser or the Trust (including each Fund), including without limitation: (a) their interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to each Fund and (c) custodian fees and expenses. Subject to the foregoing, the Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement, including without limitation, all costs associated with attending or otherwise participating in regular or special meetings of the Trust’s Board of Trustees, or with the Adviser, as reasonably requested from time to time, and additions or modifications to the Subadviser’s operations necessary to perform its services hereunder in compliance with this Agreement, any other procedures reasonably implemented by the Adviser or the Trust’s Board of Trustees and applicable law. The Subadviser shall also be responsible for all costs associated with any information statements and/or other disclosure materials that are for the primary benefit of, or otherwise occur as a result of a significant event occurring with respect to, the Subadviser such as a change in control (including, but not limited to, the legal fees associated with preparation, printing, filing and mailing thereof, as well as any shareholder meeting and/or solicitation costs, if applicable).

4. Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees that all records, if any, that it maintains for each Fund are the property of such Fund and further agrees to surrender promptly to the Adviser or the Trust any such records  upon the Adviser’s or the Trust’s request, provided that the Subadviser may retain copies of such records if required, and for periods required, by applicable law or internal compliance policies, and that such records shall be available for inspection by the SEC.

5. Compensation of the Subadviser.

a.	In consideration of services rendered pursuant to this Agreement, the Adviser will pay the Subadviser a fee, in arrears, equal to an annual rate in accordance with Schedule A hereto, paid quarterly.

b.
Such fee for each calendar quarter shall be calculated based on the average daily net assets of each Fund under management by the Subadviser as of the end of each of the three months in the quarter just ended, as provided by the Adviser.

c.
If the Subadviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the average daily net assets managed in the partial month in which the services occur and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Subadviser hereunder.

6. Exclusivity. Except to the extent agreed to below by the Adviser and the Subadviser, the services of the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not materially impaired. It is understood that any action taken by the Subadviser under this Agreement may differ from the advice given or the timing or nature of any action taken with respect to other clients of the Subadviser, and that a transaction in a specific security may not be accomplished for all clients of the Subadviser at the same time or at the same price.

Nothing in this Agreement shall be deemed to impose on Subadviser any obligation to make any trade, purchase or sale for a Fund regarding any security or option thereon which Subadviser may recommend purchase or sale for its own account or for the account of any other client, nor shall anything in this Agreement be deemed to impose upon Subadviser any obligation to give a Fund the same advice as may be given to any other client. Adviser acknowledges (on its own behalf and on behalf of the Trust and the Funds) that Subadviser and any of its members, managers, officers and/or directors, may from time to time have positions in or transact in securities and other investments recommended to clients, including a Fund. Such transactions may differ from or be inconsistent with the advice given, or the timing or nature of Subadviser’s action or actions with respect to a Fund. To the extent permitted by law and consistent with the Funds’ policies and procedures, Subadviser may aggregate the orders of a Fund with orders of its proprietary accounts and/or orders of other clients. Such aggregation may operate on some occasions to the advantage, and on other occasions to the disadvantage, of a Fund.

In accordance with the following schedule, the Subadviser shall not provide advisory or subadvisory services to any other 1940 Act-registered investment fund using an equity investment strategy substantially similar to that provided by the Subadviser to any Fund pursuant to this Agreement:

a.
if, for a consecutive thirty (30) day period beginning at the one year anniversary of the date hereof, the market value of the Segment is less than US$5,000,000, then the exclusivity agreed to by the Subadviser in this Section 6 shall be of no further force or effect from that date forward. In such event, the Subadviser may in its sole discretion provide subadvisory services to any other 1940 Act-registered investment fund using an equity investment strategy substantially similar to that provided by the Subadviser so long as the Subadviser’s ability to continue to provide the services under this Agreement is not impaired by its provision of investment advisory services to such other fund(s).

b.
Except as expressly agreed to in this Section, the Adviser understands and acknowledges that the Subadviser provides similar services to others and that nothing in this Agreement requires the Subadviser to devote its full time and attention to the services under this Agreement nor limits or restricts its right to engage in or devote time and attention to providing similar services to others.

7. Use of Names. Subject to the prior written confirmation of accuracy and completeness from the Subadviser, which shall not be unreasonably delayed or withheld, the Adviser and the Trust are authorized to publish and distribute any information, including but not limited to registration statements, advertising or promotional material, regarding the provision of investment advisory services by the Subadviser pursuant to this Agreement and to use in advertising, publicity or otherwise the name of the Subadviser, or any trade name, trademark, trade device, service mark, symbol or logo of the Subadviser that the Subadviser has provided to the Adviser for this purpose.  In addition, the Adviser may distribute information regarding the provision of investment advisory services by the Subadviser to the Trust’s Board of Trustees without the prior written consent of the Subadviser. The Subadviser shall not use the name of the Trust, any Fund or the Adviser in any materials relating to the Subadviser (except as otherwise provided for herein) in any manner not approved prior thereto by the Adviser; provided, however, that the Subadviser may use such names to merely refer in accurate terms to the appointment of the Subadviser hereunder, including placing the Trust’s or the Adviser’s name on the Subadviser’s list of representative clients, or which are required by the SEC or a state securities commission. Any other use of names by the Subadviser shall require approval in advance by the Adviser which approval shall not be unreasonably delayed or withheld.

8. Liability of the Subadviser; Indemnification. Absent willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Subadviser, or loss resulting from breach of fiduciary duty, the Subadviser (and its affiliated companies and their respective officers, directors and employees) shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses suffered by Adviser or a Fund or the Trust in connection with the subject matter of this Agreement or for any losses that may be sustained in the purchase, holding or sale of any security. Notwithstanding the foregoing, neither the Adviser nor the Trust shall be deemed to have waived any rights it may have against the Subadviser under federal or state securities laws. The Adviser and the Trust understand and agree that the Subadviser does not represent and cannot guarantee performance results for a Fund.

The Subadviser shall indemnify and hold harmless the Adviser (and its affiliated companies and their respective officers, directors and employees) from any and all claims, losses, liabilities, costs, expenses or damages(including reasonable attorney’s fees and other related expenses) directly arising out of or in connection with the willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties under this Agreement, including breach of its fiduciary duty.

The Adviser shall indemnify and hold harmless the Subadviser (and its affiliated companies and their respective officers, directors and employees) from any and all claims, losses, liabilities, costs, expenses or damages (including reasonable attorney’s fees and other related expenses) directly arising out of or in connection with any claim or demand by any person that is based upon: (i) the obligations of any other subadviser to any Fund, (ii) any obligation of the Adviser under the Advisory Agreement that has not been delegated to the Subadviser under this Agreement, (iii) any obligation of the Adviser under this Agreement, (iv) any matter for which the Subadviser does not have liability in accordance with the first sentence of this Section 8, (v) any material breach by Adviser of its duties hereunder and/or (vi) any material inaccuracy or misrepresentation in, or material breach of, any of the representations, warranties, covenants or agreements made by Adviser hereunder. In no case shall the Subadviser (or any of its affiliated companies and their respective officers, directors and employees) be liable for actions taken or non-actions with respect to performance of services under this Agreement if the Subadviser is instructed in writing by the Adviser or the Trust to take such action or   non-action.

9. Cooperation with Each Fund and the Adviser. The Subadviser agrees to reasonably cooperate with and provide reasonable assistance to the Adviser, each Fund, each Fund’s custodian, accounting agent, administrator, pricing agents, independent auditors and all other agents, representatives and service providers of each Fund and the Adviser, and to provide the foregoing persons such information with respect to the Segment as they may reasonably request from time to time in the performance of their obligations; provide prompt responses to reasonable requests made by such persons; and establish and maintain appropriate operational programs, procedures and interfaces with such persons so as to promote the efficient exchange of information and compliance with applicable laws, rules and regulations, and the guidelines, policies and procedures adopted or implemented with respect to each Fund (as provided to the Subadviser from time to time) and/or the

Subadviser. Notwithstanding the foregoing, the Subadviser shall have no responsibility or liability for the acts, omissions or other conduct of each Fund’s custodian, accounting agent, administrator, pricing agents, independent auditors and all other agents, representatives and service providers of each Fund and the Adviser.

10. Limitation of the Trust's Liability. The Subadviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s and each Fund’s liability set forth in its Declaration of Trust and under Delaware law. The Subadviser agrees that any of the Trust’s obligations shall be limited to the assets of each Fund and that the Subadviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

The names “Angel Oak Funds Trust” and “Trustees of Angel Oak Funds Trust” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under the Declaration of Trust dated as of June 20, 2014, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Angel Oak Funds Trust”' entered into in the name or on behalf thereof, or in the name or on behalf of any series or class of shares of the Trust, by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series or class of shares of the Trust must look solely to the assets of the Trust belonging to such series or class for the enforcement of any claims against the Trust.

11. Duration, Renewal, Termination and Amendment. This Agreement will become effective as of the date first written above, provided that it shall have been approved by vote of a majority of the Trustees, including a majority of the disinterested Trustees cast in person at a meeting called for the purpose of voting on such approval, and, unless sooner terminated as provided herein, shall continue in effect for an initial period of two (2) years.

Thereafter, if not terminated, this Agreement shall continue in effect with respect to each Fund for successive one year periods provided such continuance is specifically approved at least annually: (a) by the vote of a majority of the disinterested Trustees cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trusts Board of Trustees or by the vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Fund. This Agreement may be terminated as to any Fund at any time, without payment of any penalty, by the Trust’s Board of Trustees, by the Adviser or by a vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Fund, upon 60 days’ prior written notice to the Subadviser, or by the Subadviser upon 60 days’ prior written notice to the Adviser and the Trust’s Board of Trustees, or upon such shorter notice as may be mutually agreed upon.

This Agreement shall terminate automatically and immediately upon termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the, event of its assignment (as such term is defined in the I 940 Act). No assignment of this Agreement shall be made by the Subadviser without the consent of the Adviser and the Board of Trustees of the Trust

In the event this Agreement is terminated or is not approved in the manner described above, the Sections numbered 4, 8, 12, 14 and 15 of this Agreement shall remain in effect, as well as any applicable provision of this Section 11 and Section 6, to the extent that amounts are owed to the Subadviser as compensation for services rendered while the Agreement was in effect. All other provisio11s of the Agreement shall cease to be effective on its termination.

This Agreement may be amended in writing at any time by the Adviser and the Subadviser, subject to approval by the Trust's Board of Trustees and, if required by the 1940 Act and applicable SEC rules and regulations, a vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the applicable Fund. Notwithstanding the foregoing, the Trust shall be under no obligation to obtain shareholder approval to materially amend this Agreement unless required to obtain such approval pursuant to any orders or rules and regulations which may have been issued by the SEC.

12. Confidential Relationship. Any information and advice furnished by either party to this Agreement to the other shall be treated as confidential and shall not be disclosed to third parties except as required by law or as required or permitted by this Agreement.

13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Miscellaneous. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all parties.

15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in person or by messenger, electronic mail or by a reputable overnight delivery service which provides evidence of receipt to the parties at the following addresses (or at such other address or number for a party as shall be specified by like notice):

(a)	if to the Subadviser, to:

Parks Capital Management, LLC 40I Park Avenue South
10th Floor, Suite 850
New York, New York 10016 Attention: Kevin Parks

(b)	if to the Adviser, to:

Angel Oak Capital Advisors, LLC One Buckhead Plaza
3060 Peachtree Road NW, Suite 500
Atlanta, Georgia 30305 Attention: Dory Black

Each such notice or other communication shall be effective when delivered at the address specified in this section.

16. Representations and Warranties. Adviser represents and warrants to Subadviser as follows:

(a)
Adviser is aware of the highly speculative nature of, and risks of loss inherent in, the investments contemplated herein and the Trust and the Funds are financially capable of engaging in such trading.

(b)	Adviser has the legal power to delegate to the Subadviser the investment advisory duties under the Advisory Agreement.

(c)	Adviser has full corporate power and authority to enter into this Agreement and perform the obligations under this Agreement.

(d)	Adviser will promptly notify Subadviser of any material changes of which it is aware that make any of the foregoing representations and warranties inaccurate or untrue in whole or in part,

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ANGEL OAK CAPITAL ADVISORS, LLC

By: /s/ Dory S. Black

Name: Dory Black

Title: General Counsel

PARKS CAPITAL MANAGEMENT, LLC

By: /s/ Kevin Parks

Name: Kevin Parks

Title: Founder and Chief Investment Officer

SCHEDULE A

To the Investment Subadvisory Agreement between
Angel Oak Capital Advisors, LLC and
Parks Capital Management, LLC

Name of Fund	Compensation
Angel Oak Flexible Income Fund	0.445% of the average daily net assets of the Fund, subject to any Fund Expense Limit as defined in the Fund’s prospectus
Angel Oak Multi-Strategy Income Fund	0.445% of the average daily net assets of the Fund, subject to any Fund Expense Limit as defined in the Fund’s prospectus